Exhibit 99.2

OPTICAL CABLE CORPORATION

Third Quarter Earnings Conference

September 15, 2006, 10:00 a.m. ET

Chairperson: Neil Wilkin

Operator	Good morning, ladies and gentlemen, and welcome to the Optical Cable third quarter earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded today, Friday, September 15, 2006.

I would now like to turn the conference over to Marilynn Meek of the Financial Relations Board. Please go ahead.

M. Meek	Thank you. Good morning and thank you all for participating on Optical Cable Corporation’s Fiscal 2006 Third Quarter conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at Financial Relations Board at 212-827-3746 and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation as well as other members of senior management.

Before we begin, I’d like to remind everyone this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the “forward-looking statements” section of yesterday’s press release. These cautionary statements apply to the contents of the internet webcast on www.earnings.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please begin.

N. Wilkin	Thank you, Marilynn, and good morning, everyone.

Joining me here today at Optical Cable Corporation’s offices are Tracy Smith, our Chief Financial Officer, and Luke Huybrechts, our Senior Vice President of Operations, who also sits on our Board of Directors.

I will begin with a few introductory remarks. I will then have Tracy Smith briefly review with you the financial results for the third quarter of fiscal year 2006. After that, I will provide an overview in some level of detail of your management team’s strategy for creating shareholder value as well as discuss a number of initiatives at various stages of completion designed to execute that strategy. And finally, we’ll answer as many of your questions as we can.

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I would like to note that during the Q&A session we will, as we normally do, take questions from analysts and fund investors. Additionally, today we will also answer a number of questions from individual investors that were provided prior to today’s call.

Please note for future reference that when we do offer an opportunity to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release announcing the date and time of our call just as we did today.

During the third quarter, Optical Cable turned a corner. And while we are pleased with our increase in net sales, our improved gross profit margin and our return to profitability this quarter, we are not yet satisfied with our financial results.

Our net sales during the third quarter of fiscal 2006 were $11.6 million – not only an increase when compared to the first two quarters of the year, but also an increase when compared to the third quarter of last year.

Additionally, our gross profit margin increased when compared to the first two quarters of fiscal 2006. And we also returned to profitability, earning $.02 per share during the third quarter.

During the third quarter, we have successfully addressed certain of the factors contributing to the lower net sales and gross profit margins experienced in the first half of 2006.

Specifically, in Operations we have identified and successfully corrected a number of issues impacting our manufacturing lead times and throughput during the first half of the year. These issues arose in connection with our implementation of a number of necessary systems and process changes – including some associated with our enterprise resource planning system or (ERP system). Correcting these issues has also allowed us to improve our customer service and on-time delivery rates after a more challenging first half of the year. We believe this has positively impacted our sales efforts.

Optical Cable continues to experience strong net sales in its commercial market (which has relatively lower gross profit margins). Our net sales outside of the United States also continue to be strong this year. However, overall net sales for certain of our specialty markets (which have relatively higher gross profit margins) have not yet recovered, notwithstanding some improvements in some of our specialty market niches.

It’s also worth noting that our net sales continue to be impacted by the timing of projects and other market factors and net sales in certain of our specialty markets tend to be more susceptible to these factors impacting not only net sales but also gross profit margins on a quarter-to-quarter basis.

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We have and will continue to monitor all of our expenses, including SG&A expenses, in order to keep costs down while at the same time executing on our strategic plan. Further, I would like to note that as you would expect, expenses for incentive-based compensation for employees has been reduced so far this year.

During the third quarter, we also negotiated new credit facilities with a new bank. As a result, we will be increasing our usable available credit and lowering our interest rate (and some other associated expenses) when compared to our existing bank credit facility.

Your management team will continue to take the actions which we believe are necessary to further improve our financial performance for the rest of the year as well as for the longer term, focusing on the two major drivers of our financial results – net sales and gross profit margins.

I will now turn the call over to Tracy Smith, our Chief Financial Officer, who will review some specifics regarding our financial results for the third quarter and so far this fiscal year.

T. Smith	Thank you, Neil.

For our third quarter of fiscal 2006, we reported net income of $128,000, or $.02 per basic and diluted share, compared to net income of $391,000, or $.07 per basic and diluted share for the same period last year. As Neil mentioned previously, these results returned the company to profitability after experiencing losses earlier this year. The decrease in net income when comparing the third quarter of 2006 to the comparable period last year was primarily due to the decrease in gross profit margin in the third quarter of fiscal 2006, partially offset by the decrease in SG&A expenses.

On a year-to-date basis, we reported a net loss of $401,000, or $.07 per basic and diluted share for the first nine months of fiscal 2006 compared to net income of $977,000, or $.17 per basic and diluted share for the same period last year. The change was primarily due to the decrease in net sales and gross profit margin in the first nine months of fiscal year 2006 compared to the same period last year, partially offset by the decrease in SG&A expenses.

Net sales increased 2% to $11.6 million for the third quarter of fiscal 2006 compared to $11.3 million for the same period last year. Net sales for the third quarter of fiscal 2006 also increased sequentially compared to net sales of $9.9 million and $11.2 million for the first and second quarters of fiscal 2006, respectively. Net sales for the first nine months of fiscal 2006 decreased 4.1% to $32.7 million from $34.1 million for the same period in fiscal 2005.

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While we continued to experience an increase in net sales in what we call our commercial market compared to the same periods last year, the increase was more than offset by decreases in net sales for certain of our specialty markets. Further, net sales to customers outside the United States showed substantial strength during the first nine months of fiscal 2006, compared to the same period last year, while net sales to customers in the United States decreased due to lower sales in certain of our specialty markets. We believe that certain of our specialty markets may be more susceptible to fluctuations quarter-to-quarter due to project timing and other factors affecting demand in those markets.

We believe the improvement in net sales and gross profit margin in the third quarter is an indication that we have successfully addressed certain of the factors contributing to the lower net sales and gross profit margins experienced in the first six months of 2006. Specifically, we have identified and corrected a number of the issues impacting our manufacturing lead times and manufacturing efficiencies related to the implementation of our business process and system changes in connection with our new ERP system.

We continue to work toward improving operational efficiency and optimizing our systems through a number of initiatives. We believe the changes to our processes and systems ultimately will improve the scalability of our systems, improve our plant efficiency and improve our customer service. With improved scalability, we believe we will be better able to handle increased production volume.

We believe our net sales have generally been impacted by a seasonality factor where we typically expect net sales to be relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. Since fiscal year 2001, we have seen that this pattern may be substantially altered by the timing of larger projects or other economic factors impacting our industry or impacting the industries of our customers and end-users. As a result, while we believe seasonality may be a factor that impacts our quarterly net sales results, we are not able to reliably predict net sales based on seasonality because these other factors can also substantially impact our net sales patterns during the year.

Gross profit margin or gross profit as a percentage of net sales, decreased to 34.3% for the third quarter of 2006 compared to 37.7% for the same period last year. Gross profit margin for the quarter improved compared to gross profit margins of 33.4% and 30.3%, respectively, for the first and second quarters of fiscal 2006. Gross profit margin decreased to 32.7% for the first nine months of fiscal 2006 compared to 39.9% for the same period in fiscal 2005.

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We believe the decrease in gross profit margin during the third quarter and first nine months of 2006 compared to the same period last year resulted in part from the sale of a mix of products with lower margins. We experienced an increase in net sales in our commercial market (with relatively lower gross profit margins) compared to the same period last year, while net sales for certain of our specialty markets (with relatively higher gross profit margins) have not yet recovered.

Our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix. We believe the product sales patterns during the first nine months of fiscal 2006 are a result of a number of factors including the timing of projects and other factors affecting product demand in certain specialty markets and relatively consistent growth in our commercial market.

We continued to closely monitor the impact of revisions to our processes throughout the third quarter of fiscal 2006 and will continue to do so in the fourth quarter. While we identified and corrected a number of the issues impacting our manufacturing efficiencies during the third quarter, we cannot yet be certain of the impact on gross profit margin during the fourth quarter of fiscal 2006.

SG&A expenses were $3.7 million for the third quarters of both fiscal years 2006 and 2005. SG&A expenses as a percentage of net sales were 31.7% in the third quarter of 2006 compared to 32.6% in the third quarter of 2005.

On a year-to-date basis, SG&A expenses decreased 7.1% to $11.2 million in the first nine months of 2006 from $12.1 million for the same period last year. SG&A expenses as a percentage of net sales were 34.3% for the nine months ended July 31, 2006 compared to 35.4% for the same period in 2005.

The decrease in SG&A expenses during the third quarter of fiscal 2006 compared to the same period last year was primarily due to decreased employee compensation costs. The decrease in SG&A expenses during the first nine months of fiscal 2006 compared to the same period last year was also due to decreased employee incentive-based compensation, as well as decreased marketing expenses, decreased legal and professional fees and reduced costs associated with non-recurring qualification and certification fees.

Certain compensation costs have decreased when comparing the third quarter and first nine months of fiscal 2006 to the comparable periods in fiscal 2005 largely as a result of decreases in commissions as net sales have decreased and decreases in employee incentives. The decreases in compensation costs were partially offset by an increase in severance expenses totaling approximately $285,000, before tax effect, associated with certain changes within our sales organization implemented during the second quarter of fiscal 2006.

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The decreases in marketing expenses and legal and professional fees were primarily due to the timing of when certain costs were incurred.

We experienced reduced costs associated with qualification and certification fees in the first nine months of fiscal 2006 when compared to the same period last year primarily due to non-recurring fees incurred in fiscal 2005 related to our efforts throughout the year and our ultimate achievement of certain qualifications and certifications.

As of the end of our third quarter, we had outstanding debt of approximately $149,000 on our existing bank line of credit and a total of $7.4 million in availability.

On July 28, 2006, we sent advance written notification to Wachovia of our decision to terminate our credit facility with them. We have a signed commitment letter with Valley Bank to replace our current credit facility with the combination of a working capital line of credit, with expected availability of $5 million, a machinery and equipment line of credit, with expected availability of an additional $2 million and a real estate term loan expected to provide $6.5 million in availability for total expected credit of $13.5 million. We anticipate that the new financing will close on or before September 26, 2006, and that these new credit facilities will provide us with an aggregate increased amount of available credit and lower our interest rate on any borrowings.

And with that, I will turn you back over to Neil to comment on Optical Cable’s strategy and some ongoing initiatives. Neil.

N. Wilkin	Thank you Tracy.

Your management team is and always has been committed first and foremost to increasing shareholder value. Specifically, we focus on building long-term value rather than on short-term stock market fluctuations.

Today, Optical Cable Corporation is in a unique position to create significant long-term shareholder value because, among other reasons:

The enterprise fiber optic cable market is poised for future growth. Copper cable for the enterprise market will reach its maximum bandwidth capacity, providing a growing migration to fiber optic cable as bandwidth requirements increase. We also believe there is a growing need for optical fiber in new applications and environments. Additionally, third party market studies suggest compounded annual volume growth in various aspects of the enterprise fiber optic cable market ranging from approximately 4% to 20% during the next several years.

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And because we believe that Optical Cable Corporation is uniquely positioned to take advantage of this future enterprise fiber optic cable market growth. We have a strong reputation for product and service excellence, a strong market position, and a broad product offering including designs and constructions uniquely suited for harsh environment applications including military deployments. And as a leading manufacturer and seller of fiber optic cable for the enterprise market, we have the market share and knowledge to leverage growth opportunities.

Our strategic plan has and continues to include four major priorities:

First, leveraging core product and service strengths in specific targeted market segments and niches particularly those well-suited for our fiber optic cable products.

Second, pursuing strategic alliance opportunities designed to preserve and expand channels to market and potentially provide expanded product offerings – in particular, focusing on our ability to address the evolving marketplace and meet customers’ increasing requests for a solutions-based approach.

Third, delivering exceptional products and service, and making systemic improvements designed to further enhance our products and customer service, as well as facilitate new product development.

And finally, making necessary investments in our infrastructure designed to improve the scalability of our business and processes necessary for future growth.

We have designed and implemented our strategy to build a stronger and better company to create significantly greater shareholder returns over the long-term and we have made substantial progress on specific initiatives, which include, among others, the following:

First, incorporating a market segment and niche approach into our sales and marketing efforts, specifically targeting market segments where our products are particularly well-suited, including harsh environment applications.

Second, pursuing strategic alliances and potential acquisitions including lending funds to an unaffiliated start-up connector company designed to provide us with an option to expand our product line offering in specific niche markets as well as to improve channels to market for our existing product line offering over the longer term.

Third, adding various new products and new facility certifications including our MIL-STD-790F facility certification and our MIL-PRF-85045/8A ground tactical fiber optic cable qualification by the U.S. Department of Defense.

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Fourth, adding key personnel needed to accomplish our initiatives and upgrade our capabilities, including substantial increases in engineering, production (including production planning), information technology and quality control.

Fifth, upgrading equipment to improve our products and in some cases expand our product offering. Many upgrades have been successfully completed with additional upgrades in process or planned.

Sixth, updating machinery control systems and a complete re-write of the machinery control software that differentiates our products. Most of our extruder lines have been completely retro-fitted, and control system software operating as planned with subsequent revisions being made as appropriate.

Seventh, selecting and beginning implementation of a new management information system – also known as an enterprise resource planning system, (or ERP), designed to replace all existing production tracking and planning systems, inventory management systems, accounting systems and related functions, and customer relationship management, (or CRM). We believe this new system, when fully implemented, will ultimately improve the scalability of our systems and therefore our ability to better handle increased production volume, improve plant efficiency, improve our customer service and provide management with improved tools and information, enabling better decision making and planning. We anticipate substantial completion of the implementation of the ERP modules by the end of the second quarter of this coming year.

While some of these initiatives have been completed, most are in various stages of completion. Importantly, these initiatives will take some time to implement and we don’t expect that they will significantly impact our results in the near term. However, once completed, we believe Optical Cable Corporation will be well-positioned for improved growth, enhanced profitability and greater shareholder value, ultimately creating substantial long-term value for our shareholders.

In closing let me say that we are confident that we have the right strategies in place to position Optical Cable to substantially improve shareholder value. Your management team has demonstrated its ability over the years to overcome adversity and deliver results. We ask that our shareholders not measure our progress based on the financial results of a few challenging quarters, but understand the longer term vision and the progressive thinking it takes to build and grow a great company over time.

Now, we are happy to answer as many of your questions as we can. We will first take calls from our analysts and fund investors and then we will address certain questions that have been submitted in advance of the call today.

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Marilynn, if you would please indicate or have the operator indicate the instructions for participants to call in their questions, I would appreciate it.

M. Meek	Thank you, Neil. As a reminder, we are taking live questions only from analysts and fund managers. Also, in the interest of time, we ask each person wishing to ask questions to ask only two questions and then go back into the queue. If there is more time following, we will take additional questions.

We ask in particular that you extend this courtesy as we have a number of questions from individual investors that we want to address as well.

Operator, can you give the instructions?

Operator	Yes, thank you. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to withdraw your question, press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for our first question.

Our first question comes from Russ Silvestri. Please state your company affiliation followed by your question.

R. Silvestri	Good morning. My name is Russ Silvestri, Skiritai Capital. I have two questions to comply with the rules. Tax Rates seemed a little high and then also can you try to quantify a little bit of the improvement that you’re going to see with the ERP system?

N. Wilkin	Sure, Russ. Thank you for your call and questions. Our tax rate was unusually high in the third quarter and we do have fluctuations in our tax rate related to our extra territorial income exclusion that’s being phased out over a period of time. We also have fluctuations that result from quarter-to-quarter when you’re in a situation where we’ve had losses and now we’re returning to profitability. On an ongoing basis I’d expect and, Tracy, you can speak up, but I’d expect our effective tax rate on a normalized basis to be more in the range of 35% to 38%.

T. Smith	I think that’s appropriate. As Neil mentioned, we have various permanent types of items that affect our effective tax rate generally and on a quarter-to-quarter basis, depending on what our level of profitability is during that quarter, it may make a difference to that rate.

N. Wilkin	Russ, your second question was with respect to the specific return or benefit from ERP. I’m not prepared to provide, to quantify specifically the benefits but the benefits are multiple and I believe that ultimately we’ll see some improvement in our gross profit margin because of this system.

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The system that OCC previously had been using was inadequate from a management information standpoint. While completely sufficient for us to comply with all our SEC reporting requirements and financial reporting requirements, it wasn’t what was necessary for us to better plan our product flows out on the plant floor, to better understand which products we should be spending most of our time focusing on.

We have a pretty good sense of that based on our knowledge of the industry and experience we have over the years, but it’s only through getting harder data that’s going to benefit that, that we’ll actually receive those benefits.

Additionally our systems had portions of them that have manual components to them and as a result, we had a lack of what I call scalability and what you’ve heard us refer to before as a scalability issue. We needed to have systems in place that we could increase production flow and throughput even as the market grew, let alone the initiatives that we have from a sales standpoint to increase sales.

ERP is designed to help us with that process. As part of that process, we do expect to save some money. Additionally, one of the other benefits of ERP we will see is improved customer service. OCC has always had a great reputation with respect to customer service in the industry. We seem to be very good at providing customers with things that others are unable or unwilling to provide, including customized products. And we’re very proud of that fact but it can be a very labor intensive process unless you have the right systems and ERP is designed to do that and as we do that, I think that’s going to make it easier.

Part of the return is lack of additional expenses incurred as we grow. We’ve specifically talked about previously the fact that Optical Cable is incurring additional expenses during this period, personnel costs and other costs, while we’ve been implementing ERP and some of these other initiatives because we have a base of costs that would be necessary to support a larger company than we are today.

The issue really was making sure we put those processes and systems in – what I call critical mass of resources – in place so that we could grow. We’ve been doing that, so as we increase sales, we don’t have the same sort of proportional increase in expenses but rather more of those dollars drop to the bottom line and that’s been our plan all along.

That’s a pretty long-winded answer to your question, Russ. Did I cover it for you?

R. Silvestri	I guess, but I was still ... how much are you actually spending? I mean what’s the drag on earnings in the current quarter or in the last few quarters or over the life or I guess until the second quarter next year when you think you’ll be done with this?

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N. Wilkin	There’s two components of it. A lot of the ERP cost, part of the implementation is being capitalized and will end up being amortized over the life of the system and so there shouldn’t be a significant impact on earnings from that. The drag that you’re seeing on earnings or what I would say is a drag on earnings is we have these additional costs that we’re incurring that are necessary to support systems of a bigger company.

R. Silvestri	So consultants and things like that?

N. Wilkin	Consultants, but also just the number of personnel we have.

R. Silvestri	Right, I understand.

N. Wilkin	So the accounting department, for example. Even our other departments, even sales departments and other departments have additional personnel that will be able to service higher sales that may not be necessary if we had these systems and had some sort of plan not to grow.

R. Silvestri	Is that like $100,000 or $200,000 a quarter or …?

N. Wilkin	I’m not prepared to quantify that specifically and I don’t think it’d be appropriate to quantify it specifically.

What I’d say is if you look back at 2003, 2004, 2005, we started on a trajectory where you could see reasonable increases in sales, even a little bit lower than what we had initially believed in some cases, and seen greater dollars drop to the bottom line. In 2006, we ended up running into some bumps and what we want to do is go back on that trajectory that we were from 2003 to 2005 and that’s what these initiatives are designed to do so that we can start to get on a slope where we’re increasing net income significantly and increasing shareholder value significantly.

It’s really not so much “here’s the ERP line, how many dollars is this specifically going to provide,” because the impact is in so many different places. It’s in improved customer service, it’s in better plant planning, it’s in better throughput through the plant. That affects costs out on the plant floor. It’s in better customer service and being able to be more responsive which makes our salespeople more efficient. It’s in getting better management information which makes our accounting department more efficient.

So it’s not easy to just put a number on it but what I could say is when we looked at the company in 2003 and saw where we were, we knew that the systems were inadequate for us to preserve the strong position we had and to grow beyond that. And we had to initiate these initiatives not only as a way to be more efficient but also as a way to sustain what we had and to grow.

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Operator	Thank you. Our next question comes from Kevin Wenck. Please state your company affiliation followed by your question.

K. Wenck	[Polynous Capital Management] Good morning, Neil.

N. Wilkin	Good morning, Kevin.

K. Wenck	I appreciate the improvements in the quarter. It looks like you’re starting to make some progress. One longer range question though is aside from the things you have correctly identified as things to work on at the company internally. There has been a buy-out offer for the company. As you know, it’s $6 a share. If you want to take a P/E ratio of let’s say the market at this point of around 15 times earnings, Optical Cable would need to be earning about $.40 to justify a $6 price. That’s $.10 a quarter. And without asking you ...

N. Wilkin	It’s also, Kevin, only $2.4 million annually.

K. Wenck	Correct. But without asking you for anything that could be conceived as guidance or for a timeframe, I mean just for purposes of discussion, how do you get to $.10 a quarter of earnings based on the internal improvements that you’ve been working on?

N. Wilkin	I think you get there, Kevin, not only through the internal improvements we’re making which were necessary, but building on that strong base that OCC already has and the marketing initiatives we have in place.

Our products are particularly well-suited for harsh environments and other market areas that are expected to be growing at higher rates. They also tend to be higher margin areas and we’re better suited than our competitors to take advantage of that growth and to bring that additional value down to the bottom line.

We did receive this proposal for $6 a share. It wasn’t technically an offer but the reality is, that’s lower than the 52 week high trading of the company, that is not very much higher than book value and also it indicates that total equity, capitalization value or equity value of the company that’s less than 1 times sales.

So while I’m not trying to argue that our earnings ... My point is I’m not trying to argue that the earnings that we’ve shown so far justify a significantly higher price. What I’ve been saying and what we’ve consistently said is we undertook these initiatives and our shareholders have invested money essentially in foregone profits and also in the efforts that the management team has put into these initiatives that are necessary to increase our net income number significantly. And that’s what our goal has been all along.

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We’ve taken a longer term view than I think most public companies do. But we’ve already started to see some of those benefits in the third quarter and I believe that we’re going to continue to see those. Our goal is to complete those initiatives quickly, including some that as we’ve discussed are strategic and could even more significantly impact our results.

It’s just premature. It’s not that the company is not for sale at any price. It’s that the Board truly believes and I believe in consultation with our financial advisors and with our legal advisors that this is the wrong time to sell the company. And the price is just inadequate given where we’re at in the middle of these initiatives.

Even if the strategy was ... “let’s position the company for sale,” you wouldn’t do it while you’re sitting in the middle of initiatives and you wouldn’t do it after you come off of two bad quarters.

You have someone who came in, in my view, came in to try to make an opportunistic offer that was inadequate, knew that it was inadequate but tried to take advantage of what he thought was a weak situation and the reality is, it’s not. The reality is you have a management team that’s executing a long-term strategy designed specifically to create significant value.

If I didn’t believe that, quite frankly, I wouldn’t be here. Our management team has invested a lot of their own money in this company and we have every incentive aligned with our shareholders to make sure that’s maximized.

K. Wenck	OK... maybe just one example you can try to give us as to the benefits of some of the internal projects. In the past you’ve said that company gross margins will average somewhere probably in the mid-30s. Now that you’ve been implementing these projects, will there be any change to what you think company gross margins might average in the future?

N. Wilkin	I think they have to go up. The problem is I’m not prepared to give specific guidance, Kevin. Obviously if you’re sitting at 33% or 34% gross margins over a longer term basis it’s going to be difficult to create the value that I’m talking about.

In the recent past we had margins that were higher than that, in the 38%, 39% range. We have given guidance before that 37% and I think at one point we said we thought 38% was what we were really targeting. We need to get back to that. These initiatives are designed to do that.

But whenever you make as many changes as we’re making at any company, you’re going to have some rough spots that you have to get through and I think that’s what we’re quite frankly seeing this year.

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K. Wenck	Okay. On to my second question. The loan to the developing entity, in the latest quarter if you run through the numbers, you loaned them roughly an additional, a little bit more than $500,000. Subsequent to the end of the quarter, an additional of a little bit more than $200,000. If you look at other data in the 10-Q, their sales in the quarter were only about $300,000 to $400,000 versus a loan of more than that in the quarter.

The terms of the loan as they currently exist is they’re supposed to max out at $2.5 million.

N. Wilkin	That’s correct.

K. Wenck	At the recent rate of loaning the money, you’re going to reach that pretty soon. I mean do they have to shut down once you ... I mean the amount of money they’re borrowing from you, I guess to keep operations going relative to a very low sales base. I mean what’s the risk? Do they have to shut down once you’ve reached the $2.5 million max?

N. Wilkin	I’ll answer your question and address a couple of the issues that you’ve raised. There’s certain information that we don’t want to discuss. I think some of our competitors have tried to use information about this investment to provide some disinformation actually in the marketplace with respect to some of our customers if not specifically in this space and related spaces.

and so, we’re sensitive to that. What I’d say is we wouldn’t be making a continuing investment if we didn’t think and didn’t believe that they were making progress necessary to substantially do better than what they are doing.

The $2.5 million is about what we thought would be necessary, maybe a little bit more than that, but what we thought it would be necessary initially to get these guys going. We’ve structured the transaction in a way that it truly provides OCC with an option. OCC has the option to continue to work with them but we’re also making sure that we are preserving other strategic relationships and other options.

This investment was specifically structured in a way to limit our risk although it was going to cost some money, as well as provide us opportunities to change direction given other changes in the marketplace. So that’s what we’ve done. We’ve set up a situation where we could minimize that risk and invest the least amount possible for hopefully the most return possible.

K. Wenck	Does the new credit line with Valley Bank have any covenants or restrictions about increasing your loan to the start-up beyond the $2.5 million?

N. Wilkin	Tracy, do you want to?

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T. Smith	We are in the process of closing, going through that final document so what I’m going to say is what we anticipate and we don’t anticipate that there are any limitations on that.

K. Wenck	Okay. Thanks for your thoughtful answers and I’ll get back in queue with one or two more.

N. Wilkin	Thanks, Kevin.

Operator	We do have another question from Kevin Wenck. Please go ahead, sir.

K. Wenck	One other thing mentioned was that some expenses from dealing with the offer were going to flow through into Q4. Was that mentioned in the 10-Q just for full disclosure or are we talking about anything of any significance?

N. Wilkin	At this point we don’t know whether it will be significant or not. At this point it was really mentioned for the possibility that it could happen. We hope that’s not the case. When we were discussing the possibility ... we were having some initial discussions with Superior Essex. Our correspondence with them specifically indicated that we thought that not only was this the wrong time given certain initiatives but it could possibly interfere with those initiatives that we were undergoing.

At this point I don’t ... we’re not prepared to give any specific figures and at this point I don’t think that it’s going to be significant but we’ll have to we’ve put that in the 10-Q to flag the fact that it may occur. What I would expect would happen is that we would disclose those items in the other section on the face of our income statement so that the shareholders can understand what expenses are non-recurring and specifically related to this.

K. Wenck	Okay. A couple of other things. Receivables dropped sequentially. Is it just better collections or is there something about the linearity of sales in the quarter? What was going on there?

N. Wilkin	Tracy wanted to add something to your last question, Kevin. I’m going to let her do that and then we’ll talk about your next question.

T. Smith	I just wanted to add that to some extent the level of expenses that we recognize related to the proposal that we received will depend on to what level it accelerates.

K. Wenck	Okay. Thanks for the clarification, Tracy.

N. Wilkin	I’ll say specifically that my belief ... We didn’t see any sort of pattern of linearity in sales in the quarter that would indicate that accounts receivable were lower because somehow the second half of the quarter was worse than the first half of the quarter. So that would be the absolutely wrong conclusion to draw.

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Did you want to talk about them going down generally?

T. Smith	I think there are a couple things. One, I think it does relate to timing. I believe if I’m remembering correctly that at the end of the second quarter we ... shortly after the end of the second quarter we had a decent amount of collections that hadn’t come in as of the end of the second quarter. So that fell into the third quarter and also I do think we do continue to make efforts to improve our collections and what I can say is that I don’t think there are any issues that we haven’t considered there.

K. Wenck	Okay. Then inventories dropped about a million bucks which was mostly raw materials. How do you feel about inventories at this point? Are you completely balanced in terms of where you want to be or do you still have some areas where you’re short and some areas you have too much?

N. Wilkin	We always seem to have this question and I’m always happy to answer it but it always seems like we have fluctuations in inventory. Right now from a finished goods inventory perspective, I think we’re where we need to be. We don’t have any plans to build that inventory up. But depending on the mix of products that are stocked or when we happen to be in a restocking cycle, you can have some fluctuations in finished goods inventory.

In raw material inventory and quite frankly in WIP, there’s been no systemic change or policy change or attempt to increase or decrease those inventories. What you do see is we do have certain inventory types or certain raw materials including fiber which are quite expensive and depending on when we happen to make a purchase or if we’ve made a purchase in the normal course of business that seems to make sense, we can see those fluctuations. That’s my response. Tracy looks like she wanted to add something to that.

T. Smith	I just again wanted to … one I wanted to clarify, Kevin. I think you’re talking about the end of the third quarter compared to the end of the second quarter.

K. Wenck	Yes, I am.

T. Smith	Again, there was a timing issue where at the end of the second quarter we had received a fairly large shipment right before the end of the second quarter which caused our raw materials to be a little bit higher than normal. So that’s come back down in line but if you look at in our 10-Q, the fluctuations since October 31, you’ll see that the increase since the end of the year is in work in process and we have previously discussed the fact that the work in process we expected to get a little bit higher due to the process and systems changes that we were making on the floor.

K. Wenck	One more or one final question if you might permit me. One of your markets has been mining. As you probably know, China’s been gobbling up the world’s raw materials. The prices for a lot of mining products or a lot of

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products that are mined and gold too is significantly higher than it’s been a couple years ago. The profitability of mining companies is huge at this point relative to historical norms. It doesn’t appear from your overall sales growth that you’re seeing a lot of growth in that market. What’s going on there?

N. Wilkin	We are actually seeing some growth in that market and it’s more than you’d necessarily be able to discern from the financial statements. We have in our specialty market ... we’ve said before about half of our sales are on the commercial side and about half of them are in specialty markets of various different types.

Those specialty markets clearly have more volatility in them than others. Mining is an area that we’ve made significant progress and we’re very pleased with the progress we’re making and we expect to make more.

The other thing is that even when those markets grow, if you look at the fiber optic cable market for the enterprise market that we’re focused on, overall it’s not huge by some standards. I mean you can look ... the estimates for the U.S. size of the enterprise, fiber optic cable market are anywhere from $300 million to $500 million or more and then the international is probably double that.

There’s also a huge opportunity in ancillary products but as you start breaking down that into the market niches, what we’re skilled at doing is taking those market niches, having products that are particularly well suited, servicing those customers, spec’ing in our product and showing them why our product is superior to our customers’ and that’s where we get their sales and we’ve been doing that in various markets including the mining market.

And we will see the benefit over time in that but there’s some fluctuations in the specialty markets so you don’t always see how we’re doing in a specific niche in our results.

K. Wenck	Thanks for your help, Neil.

M. Meek	Neil, we’re getting on to the hour and in the interest of everybody’s time, I would like to suggest maybe we go to some of the individual questions if that’s okay with you.

N. Wilkin	That would be fine.

M. Meek	Our first question comes from James Leach in Coppel, Texas. He states that he’s an individual shareholder and currently has approximately 41,700 shares in two accounts. He also said nice to see the sales up.

His first question is “how many years do you estimate that it will take for your ERP system to pay for itself in terms of improvement in sales and operation improvements. Has the system been fully implemented and are you still staffing up to support it?” He said “I know that sales decrease many times in a year that a company installs systems like this.”

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N. Wilkin	Thanks, Marilynn, and thanks, James, for submitting your question. We’ve talked a lot about the ERP system previously. As I said, I think that we’re starting to see some payback from our ERP implementation already even though it’s not completely implemented. We’re seeing some changes in the way we do business out on the floor and improvements and we expect to see benefits from those and we expect them to increase.

There’s a whole host of benefits that we expect to receive that we haven’t begun to see yet. I think we’re going to see some further, other than some improvements in efficiencies and lead times that help sales, we’re going to ultimately see some ability to better service our customers through this ERP implementation.

I think, Marilynn, you had specifically said how long does it take to pay for itself. I think as we’ve talked about before, because there’s so many elements that are benefiting us from ERP, we don’t have a quantification of that. Number one, it was necessary in order for us to have the systems, needed to grow and also we believe that we’ll have the benefits that we’ve talked about before.

I think may be the more important question is how long is it going to take to implement it. These do take a while to implement. Right now as I previously said, I think that we will be completed with the major implementation modules by the end of the second quarter. I think we’ll start to see benefits before then and we already have.

Marilynn, you also mentioned that James had asked about staffing.

M. Meek	Right, staffing to support the system.

N. Wilkin	Right. I don’t think that we’re going to have a lot of additional staffing than what we have now and if anything, I would expect that we’d be able to be more efficient on a going forward basis. We have built up the IT department. We’re also still paying some outside consultants to assist with the implementation of the ERP. But as that gets implemented and our systems settle down, we’ll become more efficient and our goal is to have a staffing level that will allow us to increase sales, receive the benefits of ERP without having to further change our staffing levels.

The last part was?

M. Meek	He knows that sales decrease many times in the year that a company installs.

N. Wilkin	I do. We’ve noticed that and for that reason when we started our ERP implementation we were very, very thorough in the way we began it. We

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had a consultant assist us in the review of a number of different systems. We narrowed the system selection down to about two or three and then did site visits and more complete product demonstrations before we selected a system that was best suited to the company.

We’ve also been very thorough in the way we’ve implemented the system. Now we did see something ... we did have some unforeseen issues that we’ve encountered and that’s always challenging but we’re overcoming those issues and moving forward.

We’ve had discussions with some of our customers. The president of one of our distributors actually was talking to me as I was describing some of our challenges with ERP some time ago and he had commented that they had some challenges when they first put in their new accounting system but ultimately it was the best thing that they had ever done. I’m confident that the amount of work that we’re putting into this, the amount of effort we’re putting into it really is going to generate substantial benefits for us on a going forward basis, both for the information we’re able to utilize to make better business decisions and more timely business decisions as well as benefit our customers and benefit our throughput and efficiency.

M. Meek	The next question deals with Sarbanes-Oxley and James would like to know what additional expenses you anticipate to become in compliance and when you might be in full compliance.

N. Wilkin	I suspect he’s talking specifically about Section 404 compliance. Optical Cable obviously already is subject to certain Sarb-Ox requirements and we have been in compliance with those requirements that are applicable to us.

There is some element of the expense that’s already being incurred with respect to 404. Tracy has built out a skilled and capable accounting group and it’s one that really has the ability to handle a bigger company which was the purpose initially.

We will have some additional expenses, notably we’ll have some audit fee expenses. KPMG, our auditors, now opine on the financial statements from a financial standpoint but they’ll also when Sarbanes-Oxley 404 is completely adopted, have to opine on our internal controls. So that would result in some additional increase.

If you look through our SEC filings you’ll see that our audit fees I think are fairly reasonable and part of the reason is because we have a very strong accounting department making sure that we are doing the work necessary to make the auditors’ job easier. But that’s where I would expect to see some additional expenses.

We also may have some additional expenses related to some consulting work. When you do 404 compliance there’s pieces of that implementation

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that it’s easier to get an outside consultant or another accounting firm to assist you rather than doing it internally and based on the SEC rules, our current auditors aren’t permitted to assist in that process and so I would anticipate there’d be some of that.

With respect to the timing of when Section 404 compliance will be required, Tracy can cover that for you.

T. Smith	Sure. Currently, there’s a proposal from the SEC, I think it was released August 9th or a release that included a proposal from the SEC that there would be some additional relief from section 404 compliance dates for smaller companies of which we would be included in that category. That proposal would indicate that our anticipated compliance deadline for 404 would be our fiscal year ended October 31, ending October 31, 2008. And that would be for management assertions and auditor attestations would be required for fiscal year ending October 31, 2009.

As we’ve seen, these compliance deadlines have changed and so that could continue to change.

M. Meek	Next he asks can you give any information about other initiatives and how they will increase sales.

N. Wilkin	I think previously I’ve already discussed a number of our initiatives in a little bit more detail than we have previously so hopefully that covers that question.

I will also say that there’s other initiatives that are underway that are just not appropriate to talk about and that the initiatives I have described have not been ... we’ve tried not to describe them in so much detail that we’re essentially benefiting our competition who seems to follow our progress very closely. I think part of that’s quite a compliment because they recognize the presence we have in the market and the ability for our product to serve customer end user needs that their products don’t.

I don’t think there’s too much more I can say about that at this point.

M. Meek	Thank you, Neil. And finally he ends by saying that it would be nice to see management buy some shares in the open market.

N. Wilkin	I completely agree. What I’ll say is that we have, the compensation committee has adopted an equity ownership and retention policy for the senior staff. Historically, members of the management team and Board, certain members to greater or lesser extents, have purchased shares on the open market or purchased ... I think we’ve told folks previously that as part of the issues we had back in 2001 and 2002 there were some warrants that some of the plaintiffs’ attorneys held and the management team with the Board’s consent purchased those warrants in order to increase our equity position and further align our interest with the shareholders.

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Part of the issue is in this environment to the extent that OCC has any sort of inside information, we try to be very conservative about entering into the marketplace where we could be looked at with hindsight and say “well you did this knowing such and such” and that restricts periods when we can buy.

We have open windows to buy generally after we do an earnings release but if we feel like we have information that would prevent us from doing that, we’re not in the marketplace.

M. Meek	Thank you. Next we have some questions from Paul Benesch who’s an individual shareholder. Neil, you may need me to repeat some of the beginnings of this first question.

What he would like to know is what was the general condition of the company when you took over as CEO. And then he asks if you could please summarize chronologically some of the important steps the company has taken to date to improve its long term viability. I think you’ve addressed some of that.

And then he says looking forward, please talk about how you feel this will lead to further growth and how this may enhance long term shareholder value.

N. Wilkin	That’s quite a question. I came to the company in September 2001 as CFO and ultimately ended up in the CEO position after of course a period of time, first in acting position later. I think after the market crash that affected the fiber optic cable industry so significantly and in addition to that, the corporate governance issues that we faced and the fact that at that point we were losing money, there were some challenges and the management team here as a team addressed those issues.

That was our first step was to address the issues that threatened the company. There were a number of them and I won’t go through the list of about 4 or 5 things that I think could have significantly, significantly changed the course of where the company is today and could have even threatened the survival of the company.

But we’ve got all of those issues behind us through about 2002 and then the management team sat down and said okay, where are we. What do we need to do to make sure that our shareholders, that we’re creating value for our shareholders or what’s the best thing to do.

That is where our strategic plan was initially generated and it involved the elements that we’ve been discussing in order to maximize shareholder value. It involved targeting our products that already were the broadest in the industry and already sold in specific markets, in certain market segments but not broadly sold in those market segments. So we started to target that from a sales standpoint.

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We looked at numerous and continue to look at strategic opportunities some of which are at different stages of possibly providing value to OCC and pursue those.

We also saw that the systems were not adequate to support the growth of the company and we had to decide whether or not the company was in a position to create value by making those investments. And the conclusion was that it was. And the reason is because we saw the fiber optic cable market poised for additional growth over the longer term, particularly in the enterprise space.

There have been big build ups in the long haul teleco side of the business in deployments, but the enterprise space was still in the process of being developed with new applications impacting demand as well as increased bandwidth requiring fiber closer and closer to the desk, more completely deployed in enterprise applications, more often used in harsh environments where fiber hadn’t previously been used.

That was a real opportunity for us to take advantage of OCC’s quite strong position in the marketplace at that time, great salesforce, loyal customer base and say “yes, this is something that makes sense to make the necessary improvements so that we can grow”. And that’s what we’ve done and that’s what we are doing. And that’s the reason why I’m so optimistic, quite frankly, about OCC’s long term prospects.

It’s a long process when you’re going through and re-building large portions of the company including computer systems and equipment and personnel and organizations and creating that critical mass necessary to take the company to the next level. But it’s worth the effort because of the fact not only where we believe we will be but because we were already building from a quite strong base. And that’s what’s exciting to us here and the reason why we work so hard to accomplish that.

Did I catch every aspect of that question?

M. Meek	I think you did, Neil. The next one I believe you’ve pretty much addressed. It concerns seasonality and specifically he was referring to the company’s second half of the fiscal year versus the first half and was asking about this year.

N. Wilkin	I think we have covered that. Tracy covered that and we’ve also covered that in our 10-Q so I’m going to ...

M. Meek	Okay, I think we have. His next question is what steps are you taking or considering to enhance short to midterm shareholder value as a company such as buy back programs.

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N. Wilkin	Obviously and I think that the shareholders if they saw the Board operate would be very proud of the fact that the Board looks at everything on the table and all the levers that are available to them to increase shareholder value. Back in 2003, I believe the early part of 2003, we re-purchased about 21% of our shares in a privately negotiated transaction creating substantial shareholder value. So we’re familiar with that as a process and as a possibility.

There’s a couple of issues. We need to make sure that we have the financial resources in place that would permit us to do that without jeopardizing our strategic plans. And we also need to make sure that, at least my perception is and the lawyers can answer this question better than I can, but the company really shouldn’t be in the marketplace if it believes it has information just like the management team shouldn’t be in the marketplace. Our belief unless you’re going to set up a well structured program and you don’t have any information, you really shouldn’t be out in the marketplace buying shares as a company and those issues have impacted us from time-to-time.

I think that’s all I can really comment on that. But we understand that as an option and we’re looking at all of our options to increase shareholder value because that’s in the interest of our shareholders and all of us.

M. Meek	Neil, I think you’ve also addressed the balance of his questions. Just to let you know, the first couple ask if you could talk about ERP and I think you’ve covered that pretty completely in your remarks. He wanted to know if you did see any net benefit from ERP in your next fiscal year, in fiscal 2007.

N. Wilkin	I think we’ve talked about that. I think we’re already starting to see benefits and we’re going to continue to see more benefits. I think we’ll also see them in 2007.

M. Meek	I think we have also covered his final question which covered the $6 share price and not coming close to what you see and management and your Board sees as the potential for the company. I think we’ve gone through this.

We just have a couple of questions from Michael Andreas and I hope I’m pronouncing his name correctly. His first question is what is the approximate current value of Optical Cable’s real estate compared to the value carried on the books.

N. Wilkin	I don’t know the precise number and I don’t think it would be appropriate to answer. I will say that as you can tell from reading our financial statements, OCC owns its facility, owns its property, owns all the equipment that’s in the plant and has that on the balance sheet with little debt. We also own some raw land down in front of our facility, about eleven acres or so. Our entire building sits on a lot; essentially it’s about twenty two acres and about half of that’s occupied that we’ve retained for future growth.

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I also think it’s ... I don’t know the exact value but it’s in a good place in Roanoke near the airport and we’re keeping that for future growth but it also is an opportunity to lease that excess raw land to be used for some other purpose if that makes the most sense.

As I said before, the Board is really focusing on making sure that it takes all the actions that will best position the company for improved shareholder value and we look at those issues as well including what to do with the property, what to do with where we sit, what’s the best way, what’s the best place to be located - all those things.

M. Meek	Thank you. His final question, Neil, I think you’ve also answered which concerns buying back shares in the open market to increase shareholder equity.

With that in mind, would you like to continue with closing remarks?

N. Wilkin	Sure. I don’t have much more to say. I appreciate everyone for joining us on the call today and as always, we appreciate your time, your questions, and your interest in Optical Cable Corporation. Thank you.

Operator	Ladies and gentlemen, this concludes the Optical Cable third quarter earnings conference call. If you would like to listen to a replay of today’s conference, please dial 1-800-405-2236 or 303-590-3000. You’ll need to enter the pass code 11071192. Thank you for your participation, you may now disconnect.

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